CanArgo Energy Corporation

FOR IMMEDIATE RELEASE

Q2 Results 2003

August 19th, 2003 — Oslo, Norway — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, OTCBB: GUSH) is pleased to announce its second quarter results for 2003.

CanArgo has reported a positive operating cash flow excluding non-cash items of $551,315 compared to a negative operating cash flow of $1,204,579 in the same period last year. Net loss for the quarter after Depreciation, Depletion and Amortization (DD&A) was $103,728 compared to a net loss of $1,291,140 for the corresponding period in 2002. Net loss for the quarter was $0.00 per share compared to $0.01 per share last year.

The reduction in net loss is attributable primarily to the increase in revenue due to production from the N4H horizontal well. Revenue was up 90% on the same period last year. There was also a substantial reduction in Operating Expenses from the same period last year with total Operating Expenses excluding non-cash items being down 40% on the same period.

In regards to the sale of CanArgo’s 50% equity share in CanArgo Standard Oil Products an early payment of $400,000 was made in July 2003 at CanArgo’s request in order to fund the next horizontal development well on the Ninotsminda field. A further $600,000 is due to be paid at the end of September 2003. In return, the parties have entered into discussions on a reschedule for payment of the balance over a six-month period from the end of September 2003. Any delayed payment shall accrue interest on a daily basis at the rate of 16% per annum, to be paid monthly. In any event, ownership in the asset will only transfer to the buyer on payment of the consideration in full.

CanArgo also announced it had re-stated its Q1 Results for 2003 due to a one-time allowance for a non-cash employee compensation item (as required by US FASB 123 accounting provision).

CanArgo Chairman and CEO Dr. David Robson commented, “ We are delighted to post a positive operating cash flow for the second quarter. The N4H horizontal well has contributed significantly to this, as has our continued efforts to reduce costs at all levels of our operations. These reductions will continue to filter through in the third and fourth quarters as we consolidate further our cost base. We look forward to the results of the next horizontal well due to be finished in early October where we expect continued success. Our strategy remains focused on using cash flow to boost production at our Ninotsminda field whilst attempting to farm out our exciting exploration acreage. We are confident that we will find a partner in one of these prospects soon.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia, Ukraine and the Caspian Sea. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company can not give assurance that the results will be attained.

CanArgo Energy Corporation
Julian Hammond

Tel:	+44 1481 729980
Fax	+44 1481 729982
Mobile:	+44 7740 576139
e-mail:	info@canargo.com

CANARGO ENERGY CORPORATION AND SUBSIDIARIES
Financial Statements
Consolidated Condensed Balance Sheets

	June 30,	December 31,
	2003	2002

	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$1,318,146	$1,598,304
Accounts receivable	568,062	306,336
Inventory	215,370	185,924
Prepayments	268,163	211,623
Assets held for sale	8,615,015	8,095,947
Other current assets	162,961	175,951

Total current assets	$11,147,717	$10,574,085
Capital assets, net (including unevaluated amounts of $37,448,582 and $36,843,425, respectively)	60,540,045	59,702,525
Investments in and advances to oil and gas and other ventures — net	377,410	459,308

Total Assets	$72,065,172	$70,735,918

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable — trade	$813,760	$871,996
Loans payable	291,945	—
Deferred revenue	2,750,000	1,500,000
Income taxes payable	61,000	61,000
Accrued liabilities	308,645	204,045
Liabilities held for sale	2,801,076	2,351,965

Total current liabilities	$7,026,426	$4,989,006

Provision for future site restoration	145,000	122,290

Minority interest in subsidiaries	3,546,838	3,519,342
Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.10 per share	9,735,620	9,735,620
Capital in excess of par value	145,427,982	145,151,475
Foreign currency translation adjustment	(19,413)	4,668
Accumulated deficit	(93,797,281)	(92,786,483)

Total stockholders’ equity	$61,346,908	$62,105,280

Total Liabilities and Stockholders’ Equity	$72,065,172	$70,735,918

CANARGO ENERGY CORPORATION AND SUBSIDIARIES
Financial Statements
Consolidated Condensed Statement of Operations

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Operating Revenues from Continuing Operations:
Oil and gas sales	$1,662,387	$825,515	$2,803,845	$2,463,444
Other	197,608	154,648	197,608	1,398,153

	1,859,995	980,163	3,001,453	3,861,597

Operating Expenses:
Field operating expenses	326,096	283,385	645,274	879,361
Direct project costs	257,544	352,263	424,130	981,702
Selling, general and administrative	725,040	1,549,094	1,491,407	2,300,639
Non cash stock compensation expense	—	—	276,507	—
Depreciation, depletion and amortization	717,153	515,084	1,295,791	1,284,497

	2,025,833	2,699,826	4,133,109	5,446,199

Operating Loss from Continuing Operations	(165,838)	(1,719,663)	(1,131,656)	(1,584,602)

Other Income (Expense):
Interest, net	(3,575)	1,722	(5,879)	(2,797)
Other	(17,735)	164,874	(16,530)	105,056
Equity income (loss) from investments	21,515	99,115	43,030	90,990

Total Other Income (Expense)	205	265,711	20,621	193,249

Net Loss Before Minority Interest	(165,633)	(1,453,952)	(1,111,035)	(1,391,353)

Minority interest in income (loss) of consolidated subsidiaries	9,691	132,049	15,875	50,474

Net Loss from Continuing Operations	$(155,942)	$(1,321,903)	$(1,095,160)	$(1,340,879)

Net Income from Discontinued Operations, net of taxes and minority interest	52,214	30,763	43,072	136,782
Cumulative effect of change in accounting principle	—	—	41,290	—

Net Loss	(103,728)	(1,291,140)	(1,010,798)	(1,204,097)

Other Comprehensive Income:
Foreign currency translation	(24,081)	(51,257)	(24,081)	(51,257)

Comprehensive Loss	$(127,809)	$(1,342,397)	$(1,034,879)	$(1,255,354)

Weighted average number of common shares outstanding	97,356,206	94,787,113	97,356,206	96,034,612

Net Loss Per Common Share — Basic and Diluted Before Cumulative Effect of Change in Accounting Principle
- from continuing operations	$(0.00)	$(0.01)	$(0.01)	$(0.01)
- from discontinued operations	$0.00	0.00	$0.00	0.00

Net Loss Per Common Share — Basic and Diluted	(0.00)	$(0.01)	$(0.01)	$(0.01)